EXHIBIT 10.16
EMPLOYMENT AGREEMENT BETWEEN
HANMI FINANCIAL CORPORATION AND HANMI BANK, ON THE ONE HAND,
AND JAY S. YOO, ON THE OTHER HAND
     This Employment Agreement (the “Agreement”) is entered into as of June 19, 2008, by and between HANMI FINANCIAL CORPORATION and HANMI BANK (collectively, “Hanmi”), on the one hand, and JAY S. YOO (“Yoo”), on the other hand.
WITNESSETH
     WHEREAS, Hanmi desires to retain the services of Yoo as President and Chief Executive Officer and Yoo desires to render services to Hanmi as President and Chief Executive Officer; and
     WHEREAS, Hanmi and Yoo desire to set forth in this Agreement the terms and conditions of Yoo’s employment with Hanmi;
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:
1. Employment Terms and Duties.
     (a) Background Check. Yoo’s employment is specifically conditioned upon Yoo providing Hanmi with acceptable evidence of his legal right to work, and on Hanmi’s review and approval of the result of any background and/or credit investigation of Yoo made in conformance with California and federal law.
     (b) Term. Hanmi hereby employs Yoo as the President and Chief Executive Officer of Hanmi for a two (2) year term beginning on June 23, 2008 (the “Effective Date”) and ending at 12:01 a.m. Pacific Time on June 23, 2010 (“Termination Date”), and Yoo accepts this employment.
     (c) Yoo’s Duties. Yoo shall perform his duties of President and Chief Executive Officer of Hanmi, subject to the powers by law vested in the Boards of Directors of Hanmi and in Hanmi’s shareholders. During the term of this Agreement, Yoo shall perform his duties faithfully, diligently, and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Hanmi’s Articles of Incorporation and Bylaws. Yoo shall devote his full business time, energy, and ability exclusively to the business, affairs, and interests of Hanmi and its subsidiaries and matters related thereto, and use his best efforts and abilities to promote Hanmi’s interests.
     (d) Option. This Agreement shall automatically renew at 12:01 a.m. Pacific Time on the Termination Date, unless Hanmi, at least forty-five (45) days prior to the Termination Date, provides Yoo written notice to non-renewal of this Agreement. Renewal of this agreement will be for an additional three (3) years, subject to the parties’ agreement regarding compensation will not be for less than compensation for the last year of the original term as stated in paragraph 2 of this Agreement. For purposes of this section, written notice of non-renewal by Hanmi shall be signed by Hanmi Financial Corporation’s then current Chairman of the Board.

2. Compensation.
     For all services rendered by Yoo under this Agreement, Hanmi shall compensate Yoo as follows:
     (a) Base Salary. Beginning on the Effective Date, the base salary payable to Yoo (the “Base Salary”) shall be three hundred thirty thousand dollars ($330,000.00) for the first year, payable on a regular basis in accordance with Hanmi’s standard payroll procedures. On the anniversary of the Effective Date, Yoo’s base salary shall be automatically adjusted to three hundred forty thousand dollars ($340,000.00). Yoo shall not be entitled to or receive a director’s fee for his services on the Board during his employment with Hanmi.
     (b) Incentive Compensation. For Hanmi’s fiscal year 2008 and subsequent fiscal years during Yoo’s employment with Hanmi hereunder, Yoo shall be eligible to earn up to seventy five percent (75%) of his annual salary as incentive compensation (the “Incentive Compensation”) based on Yoo meeting a set of goals set by Hanmi’s Compensation Committee. For any year of employment that Yoo has not worked the entire previous fiscal year, Yoo shall only receive a pro rata share of his Incentive Compensation measured by both his achievement of such goals and the pro rata time served during the previous fiscal year.
     (c) Stock Compensation. Pursuant to and subject to the terms of Hanmi’s 2007 Equity Compensation Plan, Hanmi shall grant Yoo seventy thousand (70,000) shares of Hanmi’s common stock option (the “Stock Option”) in consideration of Yoo’s employment under this Agreement. The Stock Option shall become vested and exercisable over a period of two (2) years from the Effective Date of this Agreement with 50% vesting after first year and the remainder vesting at the end of the second year. Should any party terminate this Agreement, with or without cause, before the Termination Date, the unvested portion of the Stock Option shall terminate immediately.
     (d) Yoo’s Benefits and Other Compensation. Yoo shall be entitled to receive additional benefits and compensation, including health insurance, automobile and cellular telephone allowances, and paid vacation, from Hanmi in such form and to such extent as provided to other senior executives at Hanmi. Additionally, while Yoo is employed by Hanmi, Yoo shall be given an access to golf club membership. Yoo shall be immediately from the date of hire be entitled to participate in any health and welfare plan, including participation in 401 (k) Plan, as well as any vacation, sick days, or other employee benefit plan, without consideration to any waiting time provision or in-service provision.
3. Prohibition Against Other Employment.
     During Yoo’s employment with Hanmi, Yoo shall not, directly or indirectly: (i) render services to any other individual, third party, or entity for compensation or (ii) engage in any activity competitive with or adverse to Hanmi’s business or interests, whether alone, as a partner, or as an officer, director, employee, consultant, or significant investor of or in any other entity. (An investment of greater than one percent (1%) of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)
4. Termination; Rights on Termination.

     Notwithstanding any and all other provisions of this Agreement to the contrary, Executive’s employment hereunder may only be terminated:
     a. Without Cause. If Yoo’s employment is terminated without cause (i.e., for any other reason for cause as defined in this Agreement, Yoo’s own voluntary termination of employment, or Yoo’s inability to fulfill his duties due to disability or death), Hanmi shall be liable for six (6) months of Yoo’s base salary as defined in paragraph 2 (a) or remaining term of the Agreement, whichever is shorter.
     b. For Cause. Hanmi may immediately terminate this Agreement without any further obligation or liability whatsoever to You, if:
          (i) Yoo is negligent in the performance of his material duties or engages in misconduct (i.e., the intentional or negligent violation of any state or federal banking law or regulation, or Hanmi’s employment policies, including but not limited to policies regarding honesty, conflict of interest, policies against discrimination, and/or employee leave policies); or
          (ii) Yoo is convicted of or pleads guilty or nolo contendere to any felony, or is convicted of or pleads guilty or nolo contendere to any misdemeanor involving moral turpitude; or
          (iii) Hanmi is required to remove or replace Yoo by formal order or formal or informal instruction, including a requested consent order or agreement, from the Comptroller or Federal Deposit Insurance Corporation (“FDIC”) or any other regulatory authority having jurisdiction; or
          (iv) Yoo engages in any willful breach of duty during the course of his employment, or habitually neglects his duties or has a continued incapacity to perform; or
          (v) Yoo has failed to follow any written policy of the Board of Directors or any resolutions of the Board adopted at a duly called meeting intentionally and in a material way; or
          (vi) Yoo has engaged in any activity which materially adversely affects Hanmi’s reputation in the community, provided, at the time of engaging in such activity, Yoo knew or should have known that such activity would materially adversely affect Hanmi’s reputation in the community; or
          (vii) Hanmi receives a Section 8(a) Order from the FDIC or a Section 8(b) Order from the FDIC; or
          (viii) Hanmi receives a cease or desist order from the DFI that is attributable to the act or omission of Yoo in any material respect.
     Any termination under this paragraph 4 shall not prejudice any remedy that Hanmi may otherwise have at law, in equity, or under this Agreement. This paragraph 4 shall also govern any renewal term of this Agreement.
5. Confidentiality; Proprietary Information and Trade Secrets.
     Yoo agrees to not make use of, profit from, divulge, or otherwise disclose, directly or indirectly, any trade secret or confidential or proprietary information concerning the business (including but not limited to Hanmi’s products and services, customer lists and information, strategic business information and strategies for marketing of products and services, financial goals, employee lists that contain or reflect confidential information, computer software or databases, and other confidential practices or policies) of Hanmi or any of its affiliates of which Yoo may learn or be aware as a result of Yoo’s employment under this Agreement and/or by virtue of the confidential relationship created by Yoo’s employment with Hanmi (the “Hanmi’s Confidential Information and Trade Secrets”), except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Hanmi’s best interests, or (ii) required by applicable law. Yoo agrees to hold and maintain the Hanmi’s Confidential Information and Trade Secrets in strict confidence and for the sole and exclusive benefit of Hanmi.
     All records, files, any type of electronic media (including but not limited to e-mails and computer files), documents, drawings, specifications, software, equipment, and similar items relating to the business of Hanmi or its affiliates, including but not limited to all records relating to customers (the “Hanmi Documents”), whether prepared by Yoo or otherwise coming into Yoo’s possession, shall remain the exclusive property of Hanmi or its affiliates and shall not be removed from the premises of Hanmi or its affiliates under any circumstances whatsoever. Upon expiration or termination, with or without cause, of Yoo’s employment with Hanmi, Yoo agrees to promptly deliver to Hanmi all Hanmi Documents in the possession or under the control of Yoo.
     Yoo shall not disclose or use any trade secret or confidential or proprietary information of any third party, including his prior employers, in his employment with Hanmi or for the benefit of Hanmi.
     The provisions of this section shall survive the expiration, suspension, or termination, with or without cause, of this Agreement.
6. Non-Competition and Covenant re Solicitation of Employees.
     (a) Non-Competition. Yoo agrees that during his employment, Yoo will not, directly or indirectly, compete against, or in any manner be connected with or employed by any individual, third party, or entity that is in competition with Hanmi’s business in Los Angeles County, California.
     (b) Covenant re Solicitation of Employees. Yoo agrees that for a period of one (1) year after the expiration or termination of his employment with Hanmi, Yoo will not, directly or indirectly, disrupt, damage, impair, or interfere with Hanmi’s business by soliciting, influencing, encouraging, or recruiting any employee of Hanmi to work for Yoo or any entity with which Yoo is affiliated or related.
     (c) Survival. The provision of this section shall survive the expiration, suspension, or termination, with or without cause, of this Agreement.
7. Arbitration.
     Except for any controversy or claim arising from a breach of the covenants in sections 3, 5, and/or 6 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to Yoo’s employment or expiration or termination of employment with Hanmi shall be submitted and resolved by final and binding arbitration under the terms of the Federal Arbitration Act and in a manner consistent with the California Code of Civil Procedure (and the California Arbitration Act). Any arbitration shall be conducted in accordance with and under the auspices and rules of the American Arbitration Association. The arbitrator shall be selected by mutual agreement of the parties. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration process will begin upon service of a written request of the complaining party served on the other within the appropriate statute of limitations as prescribed by law. Upon conclusion of the arbitration, the arbitrator shall issue a written decision setting forth the reasons for his or her award. The decision of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof. Each party shall bear his or its own attorneys’ fees and costs, unless otherwise provided for by applicable law. However, nothing in this Agreement shall be construed to restrict or prevent either party from pursuing provisional remedies in a court of competent jurisdiction, where appropriate, in accordance with California Code of Civil Procedure section 1281.8 or other applicable state or federal laws. Provisional remedies include, but are not limited to, temporary and/or permanent injunctions or restraining orders.
     Except as expressly set forth in this Agreement, the parties intend that this arbitration procedure is mandatory and shall be the exclusive means of resolving all disputes between Yoo, on the one hand, and Hanmi and/or Hanmi’s employees, directors, officers or managers, on the other hand, involving or arising out of this Agreement, the parties’ employment relationship and/or the expiration or termination of that relationship, including but not limited to any controversies or claims pertaining to wrongful discharge and alleged violations of the covenant of good faith and fair dealing or implied contracts. Yoo and Hanmi expressly acknowledge and understand that, as a result of this agreement to arbitrate, they are giving up their right to trial by a jury. This arbitration provision does not apply to any cause of action that may arise under a state or federal anti-discrimination statute, or any state or federal constitutional provision.
8. Miscellaneous.
     (a) Incorporation by Reference of Hanmi’s Employee Handbook Policies and 2007 Equity Compensation Plan. This Agreement incorporates by reference all policies of Hanmi contained in its Employee Handbook. To the extent that the terms of the Employee Handbook contradict or conflict with the terms of the Agreement, the terms of this Agreement shall prevail. This Agreement also incorporates by reference Hanmi’s 2007 Equity Compensation Plan. Yoo has acknowledged in writing the receipt of a copy of Hanmi’s Employee Handbook and 2007 Equity Compensation Plan.
     (b) Indemnification. To the extent required by law or applicable statutes, Hanmi shall indemnify Yoo against liability or loss arising out of Yoo’s actual or asserted misfeasance or nonfeasance in the performance of Yoo’s duties or out of any actual or asserted wrongful act against, or by, Hanmi including but not limited to judgments, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals therefrom. Hanmi shall obtain Directors and Officers Liability Insurance to indemnify and insure Hanmi and Yoo from and against the aforesaid liabilities. The provisions of this paragraph shall apply to Yoo’s estate, executor, administrator, heirs, legatees or devisees.

     (c) Entire Agreement; Amendments. This Agreement, along with any documents incorporated herein by reference, contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments, and practices relating to Yoo’s employment by Hanmi. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Yoo and by Hanmi.
     (d) Notice. All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally, sent by reliable overnight delivery service (e.g., Federal Express), or sent by United States certified mail with postage prepaid and return receipt requested. Any party may change the addressee or address for notice purposes by giving notice to the other party as provided in this section. In each case, notice shall be delivered or sent to:
To: Yoo:
Jay S. Yoo
344 S. Hauser Blvd., #304
Los Angeles, CA 90036
To Hanmi:
Chairman of the Board
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse A
Los Angeles, CA 90010
With a copy to:
General Counsel
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse A
Los Angeles, CA 90010
     (e) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under existing or future laws effective during the term of this Agreement, such provision shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal and enforceable.
     (f) Waiver. No waiver of any provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, or constitute a continuing waiver, including but not limited to a waiver of any subsequent breach of the same or other provision, or be binding, unless executed in writing by the party making the waiver.

     (g) Choice of Law. Any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under, growing out of, in connection with, or in respect of this Agreement, the relationship of the parties, or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in this State and without regard to conflicts of law doctrines, to the extent permitted by law.
     (h) Venue. Subject to the provisions of paragraph 7, venue shall reside exclusively in the state and federal courts located in Los Angeles County, California.
     (i) Enforcement. Yoo acknowledges that a breach or threatened breach of this Agreement will cause Hanmi irreparable harm, the amount of which may be difficult to ascertain. Accordingly, Yoo agrees that Hanmi shall be entitled to a court injunction to restrain Yoo from such breach or threatened breach as Hanmi deems appropriate. However, the remedies set forth in this Agreement shall not be exclusive, but shall be cumulative and in addition to all remedies now or hereafter allowed by law, including but not limited to seeking monetary damages.
     (j) Further Actions. Each party shall execute and deliver any further documents and perform such other actions that may become necessary or expedient to effectuate or carry out this Agreement.
     (k) Representation by Counsel; Interpretation. Hanmi and Yoo each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to California Civil Code section 1654, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Date: June 19, 2008	/s/ Jay S. Yoo

By: Jay S. Yoo

Date: June 19, 2008	/s/ Dr. Won Ro Yoon HANMI FINANCIAL CORPORATION and
HANMI BANK

By: Dr. Won Ro Yoon
Chairman, Board of Directors